UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[_] Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
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[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to §240.14a-12

National Retail Properties, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

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NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

March 24, 2009

To Our Stockholders:

       You are cordially invited to attend the annual meeting of stockholders of National Retail Properties, Inc. (the “Company”) on May 15, 2009 at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. Our directors and officers look forward to greeting you personally. Enclosed for your review are the Proxy Card, Proxy Statement and Notice of Meeting for the Annual Meeting of Stockholders, which describe the business to be conducted at the meeting. The matters proposed for consideration at the meeting are:

       1. The election of eight directors;

       2. The ratification of the selection of our independent registered public accounting firm for 2009; and,

       3. The transaction of such other business as may come before the meeting or any adjournment thereof.

       Whether you own a few or many shares of stock of the Company, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. You may also vote either by telephone (1-800-690-6903) or on the Internet (http://www.proxyvote.com). Returning your proxy card, voting by telephone or voting on the Internet will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting.

Sincerely,

/s/ Craig Macnab
Craig Macnab
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 15, 2009

Our Proxy Statement and our Annual Report to shareholders,
which includes our Annual Report on Form 10-K, are available at
www.nnnreit.com/proxyvote

NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2009

       NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NATIONAL RETAIL PROPERTIES, INC. will be held at 8:30 a.m. local time, on May 15, 2009, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, for the following purposes:

       1. To elect eight directors;

       2. To ratify the selection of the independent registered public accounting firm for 2009; and,

       3. To transact such other business as may properly come before the meeting or any adjournment thereof.

       Stockholders of record at the close of business on March 17, 2009, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

       Stockholders are cordially invited to attend the meeting in person. PLEASE VOTE, EVEN IF YOU PLAN TO ATTEND THE MEETING, BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD, BY TELEPHONE (1-800-690-6903) OR ON THE INTERNET (http://www.proxyvote.com) BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors,

/s/ Christopher P. Tessitore
Christopher P. Tessitore
Executive Vice President, General Counsel,
and Secretary

March 24, 2009
Orlando, Florida

NATIONAL RETAIL PROPERTIES, INC.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348
____________________

PROXY STATEMENT
____________________

     General. This Proxy Statement is furnished by the Board of Directors of National Retail Properties, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 15, 2009, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 17, 2009 (the “Record Date”) will be entitled to vote. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to stockholders on or about April 1, 2009. The Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) will also be available on the Internet at www.nnnreit.com/proxyvote.

     When we use the words “we,” “us,” “our” or “Company,” we are referring to National Retail Properties, Inc.

     Voting/Revocation of Proxy. If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     If you are a registered stockholder, you may vote by telephone (1-800-690-6903), or electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

     Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each of the proposals contained herein. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

     Vote Required for Approval; Quorum. The eight nominees for director who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. As of the Record Date, 79,214,955 shares of the common stock of the Company (the “Common Stock”) were outstanding, of which 79,038,819 shares entitled the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, our executive officers and directors had the power to vote approximately 1.25% of the outstanding shares of Common Stock. Our executive officers and directors have advised us that they intend to vote their shares of Common Stock FOR each of the proposals contained herein.

     Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on this proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

     Solicitation of Proxies. Solicitation of proxies will be primarily by mail. However, our directors and officers may also solicit proxies by telephone or telegram or in person. All of the expenses of soliciting proxies, including preparing, assembling, printing and mailing the materials used in the solicitation of proxies, will be paid by us. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons.

TABLE OF CONTENTS

PROPOSAL I: ELECTION OF DIRECTORS	3
Nominees	3
Corporate Governance	4
Audit Committee	5
Governance and Nominating Committee	6
Compensation Committee	7
Compensation Committee Interlocks and Insider Participation	8
Director Compensation	8
Code of Business Conduct	9
Executive Officers	9
AUDIT COMMITTEE REPORT	10
EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	11
Executive Compensation Tables	15
Summary Compensation Table	15
Grants of Plan-Based Award	16
Outstanding Equity Awards at Fiscal Year End	17
Option Exercises and Stock Vested	18
Potential Payments Upon Termination or Change of Control	18
Termination Upon Death or Disability	20
Termination by the Company without Cause; Termination by Executive for Good Reason	21
Termination upon Expiration of the Employment Agreement	21
COMPENSATION COMMITTEE REPORT	22
PROPOSAL II: PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
SECURITY OWNERSHIP	25
Section 16(a) Beneficial Ownership Reporting Compliance	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
OTHER MATTERS	26
PROPOSALS FOR NEXT ANNUAL MEETING	27
ANNUAL REPORT	27

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

     The persons named below have been nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified. The table sets forth each nominee’s name, age, principal occupation or employment during at least the last five years, and directorships in other public corporations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES
DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

Name and Age	Background
Don DeFosset, 60

Mr. DeFosset has served as a director of the Company since December 2008. Mr. DeFosset currently serves on the boards of directors for Regions Financial Corporation, EnPro Industries, Inc. and Terex Corporation. Mr. DeFosset retired in September 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset is a graduate of Purdue University, where he earned a Bachelor’s degree in Industrial Engineering. He received his MBA from Harvard Business School in 1974.

Dennis E. Gershenson, 65

Mr. Gershenson has served as a director of the Company since February 2008. Mr. Gershenson is President and Chief Executive Officer and serves as Chairman of the Board of Trustees for Ramco-Gershenson Properties Trust. Mr. Gershenson has held the position of President and CEO since May 1996. Prior to that he served as Vice President - Finance and Treasurer of Ramco-Gershenson, Inc. from 1976 to 1996. Mr. Gershenson currently serves on the Board of Directors of the Cranbrook Academy of Arts, the Metropolitan Affairs Coalition and Oakland Family Services. He is also an active member of the International Council of Shopping Centers (ICSC) and the National Association of Real Estate Investment Trusts (NAREIT).

Kevin B. Habicht, 50

Mr. Habicht has served as a director of the Company from June 2000 to the present, as Executive Vice President and Chief Financial Officer of the Company since December 1993 and as Treasurer of the Company since January 1998. Mr. Habicht served as Secretary of the Company from January 1998 to May 2003. Since 2000, Mr. Habicht has served as a director of Orange Avenue Mortgage Investments, Inc., a commercial real estate lending company. Mr. Habicht is a Certified Public Accountant and a Chartered Financial Analyst.

Richard B. Jennings, 65

Mr. Jennings has served as a director of the Company since 2000. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, and its predecessor, Realty Capital International Inc., which he founded in 1991. Mr. Jennings served as President of Jennings Securities LLC from 1995 to 2006. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director, Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings also serves as the lead director of Alexandria Real Estate Equities, Inc., and as a director of Cogdell Spencer, Inc. He is also a member of ICSC and NAREIT.

Ted B. Lanier, 74

Mr. Lanier has served as a director of the Company since 1988 and as Lead Director of the Board of Directors since December 2008. Since his retirement in 1991 as Chairman and Chief Executive Officer of Triangle Bank and Trust Company, Raleigh, North Carolina, Mr. Lanier has managed his personal investments and managed investment accounts for various individuals and trusts.

Robert C. Legler, 65

Mr. Legler has served as a director of the Company since 2002. From 1973 until 1990, Mr. Legler was the founder and chairman of privately-held First Marketing Corporation, America’s largest publisher of newsletters serving nearly 500 clients in the commercial banking, brokerage, health care, cable television, travel and retail industries. Upon the sale of the company to Reed (now Reed Elsiever) in 1990, Mr. Legler served as non-executive Chairman of the Board of First Marketing until his retirement in September 2000. Mr. Legler has served as a director of Ligonier Ministries of Lake Mary, Florida for more than 20 years.

Craig Macnab, 53

Mr. Macnab has served as Chief Executive Officer of the Company since February 2004 and as Chairman of the Board of Directors of the Company since February 2008. Prior to joining the Company, Mr. Macnab was the Chief Executive Officer of JDN Realty Corporation (“JDN”), a publicly traded real estate investment trust, from April 2000 through March 2003. Mr. Macnab is currently a director of Developers Diversified Realty Corp. and Eclipsys Corporation, which is a leading provider of clinical and financial software for healthcare organizations.

Robert Martinez, 74

Mr. Martinez has served as a director of the Company since 2002. From 1987 until 1991, Mr. Martinez served as the fortieth governor of the state of Florida and, from 1991 to 1993, served as the Director of the Office of National Drug Control reporting to the President of the United States. From 1999 to 2007, he served as managing director for Carlton Fields Government Consulting. In 2007, he assumed the position of Senior Policy Advisor at Holland and Knight LLP.

       In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend.

Corporate Governance

       General. We are currently managed by an eight-member Board of Directors that consists of Messrs. DeFosset, Gershenson, Habicht, Jennings, Lanier, Legler, Macnab, and Martinez, with Mr. Macnab serving as Chairman and Mr. Lanier serving as Lead Director. Clifford R. Hinkle served as Chairman until February 2008, at which time Mr. Hinkle was appointed Lead Director and Mr. Macnab was appointed Chairman. Mr. Hinkle resigned from the Board of Directors in December 2008, at which time Mr. Lanier was appointed Lead Director.

       The Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for our Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available both on our website at http://www.nnnreit.com and in print to any stockholder who requests it.

       Independence and Composition. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each require that a majority of our Board of Directors are “independent” directors, as that term is defined in the NYSE listing standards.

       The Board of Directors has determined that Messrs. DeFosset, Gershenson, Jennings, Lanier, Legler and Martinez, representing a majority of our Board of Directors, qualify as independent directors (the “Independent Directors”) as that term is defined in the NYSE listing standards. The Board of Directors made its determination based on information furnished by all directors regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board of Directors consulted with our outside counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards. In early 2007, the Board of Directors determined that Mr. Hinkle, who served on our Board of Directors until his resignation in December 2008, was an Independent Director.

       Meetings and Attendance. The Board of Directors met 10 times in the fiscal year ended December 31, 2008. Each of the nominees serving on the Board of Directors in 2008 attended 96% of the meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he served. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. All of our directors as of the date of the 2008 annual meeting of the Company’s stockholders were in attendance for the 2008 annual meeting, except for Mr. DeFosset, whose term had not yet commenced by such date. In addition, non-management members of the Board of Directors met in executive session four times in the fiscal year ended December 31, 2008. These sessions were presided over by Mr. Hinkle in his capacity as Lead Director. Mr. Lanier, as the newly appointed Lead Director in December 2008, will preside over executive sessions in his capacity as Lead Director in 2009.

       Interested Party Communications. The Board of Directors has adopted a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, attention: Secretary of the Company. All correspondence will be reviewed by the Secretary of the Company and forwarded directly to the addressee so long as, in the Secretary’s discretion, such correspondence is reasonably related to protecting or promoting legitimate interests of interested parties or the reliability of the financial markets.

Audit Committee

       General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on our website at http://www.nnnreit.com and in print to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

  has sole power and authority concerning the engagement and fees of independent registered public accounting firms;

  reviews with the independent registered public accounting firm the plans and results of the audit engagement;

  pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;

  reviews the independence of the independent registered public accounting firm;

  reviews the adequacy and effectiveness of our internal control over financial reporting; and,

  reviews accounting, auditing and financial reporting matters with our independent registered public accounting firm and management.

       Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder, which we refer to as the Exchange Act, and the NYSE listing standards.

       The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that each of Messrs. Jennings and Lanier qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

       Meetings. The Audit Committee met eight times in the fiscal year ended December 31, 2008. During fiscal year 2008 and as of February 10, 2009, Messrs. Jennings, Lanier and Martinez were the members of the Audit Committee, with Mr. Lanier serving as Chairman.

Governance and Nominating Committee

       General. The Board of Directors has established a Governance and Nominating Committee, which is governed by a written charter, a copy of which is available both on our website at http://www.nnnreit.com and in print to stockholder who requests it. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

  identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board of Directors at our annual meeting of stockholders and to fill vacancies that may arise from time to time;

  develops and makes recommendations to the Board of Directors for the creation, and ongoing review and revision of, a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and Directors; and, makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

       Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board of Directors who have expertise that is useful to us and complimentary to the background, skills and experience of other Board members. The Governance and Nominating Committee’s assessment of the composition of the Board of Directors includes: (a) skills – business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character – ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition – diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

     The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

       Independence and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

       Meetings. The Governance and Nominating Committee met four times in the fiscal year ended December 31, 2008. Between January 1, 2008, and May 30, 2008, Messrs. Jennings, Legler and Martinez were the members of the Governance and Nominating Committee, with Mr. Jennings serving as Chairman. Following May 30, 2008, and as of February 10, 2009, the Governance and Nominating Committee consisted of Messrs. Gershenson, Jennings and Legler, with Mr. Jennings serving as Chairman.

Compensation Committee

       General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on our website at http://www.nnnreit.com and in print to any stockholder who requests it.

       Processes and Procedures for Executive and Director Compensation Determinations

  Role of Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to approving and evaluating compensation plans, policies and programs for our executive officers and directors and approving all awards to any executive officer, director or associate under our equity incentive plans. The Compensation Committee also serves as the administrator of our 2007 Performance Incentive Plan.

  Role of Management in Compensation Determinations. The Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary and incentive performance compensation levels of the executive officers. Similarly, the Compensation Committee also considers the recommendations of our Chief Executive Officer when setting specific Company and individual incentive performance targets. In addition, officers may be invited to attend committee meetings, but are not present for any discussion of their own compensation. Management generally does not have a role in the setting of director compensation.

  Role of Independent Compensation Consultants. In February 2008, the Compensation Committee retained Gressle & McGinley LLC, a compensation consultant focused on the REIT industry (“G&M”), to assist the Compensation Committee in researching and evaluating director compensation programs among the Company’s peer group and in setting directors’ compensation. G&M also assisted in setting executive officers’ and directors’ compensation during 2008. The use of independent consultants provides additional assurance that our executive compensation programs are reasonable, consistent with Company objectives, and competitive with executive compensation with companies in our peer group. G&M reports directly to the Compensation Committee and regularly participates in committee meetings.

  Delegation of Authority by the Committee. The Committee may delegate its authority to make and administer awards under our equity incentive plans to another committee of the Board of Directors or, except for awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, to one or more of our officers. On an annual basis, the Committee typically authorizes a limited number of shares of restricted stock to be awarded by our Chief Executive Officer to such of our non-executive associates as he determines, in consultation with our other executive officers. The restricted stock typically vests 20% annually over a five-year period.

Our executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

       Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

       Meetings. The Compensation Committee met six times in the fiscal year ended December 31, 2008. Between January 1, 2008, and May 30, 2008, Messrs. Jennings, Legler and Martinez were the members of the Compensation Committee, with Mr. Legler serving as Chairman. Following May 30, 2008, and as of February 10, 2009, the Compensation Committee consisted of Messrs. Gershenson, Legler and Martinez, with Mr. Legler serving as Chairman.

Compensation Committee Interlocks and Insider Participation

       No member of the Compensation Committee is or was previously an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any member of the Compensation Committee is employed.

Director Compensation

       The following table shows the compensation paid to our non-employee directors during fiscal year 2008.

					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($) (1)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Don DeFosset(2)	--	$35,200	--	--	--	--	$35,200

Dennis E. Gershenson(2)	--	$135,320	--	--	--	--	$135,320

Clifford R. Hinkle	$25,000	$104,525	--	--	--	--	$129,525

Richard B. Jennings(2)	$7,500	$104,525	--	--	--	--	$112,025

Ted B. Lanier	$15,000	$104,525	--	--	--	--	$119,525

Robert C. Legler(2)	$10,000	$104,525	--	--	--	--	$114,525

Robert Martinez(2)	--	$104,525	--	--	--	--	$104,525
____________________

(1)

With the exception of Mr. DeFosset, the awards shown in column (c) represent annual grants made to directors of the Company. The grant to Mr. DeFosset and a portion of the grant to Mr. Gershenson represents a grant of 2,500 shares of common stock upon attending his respective first meeting of the Board of Directors.

(2)

The cash fees and stock awards earned by Messrs. DeFosset, Jennings, Legler, and Martinez are deferred into shares of our common stock under our Deferred Fee Plan, which is described in greater detail below. Mr. Gershenson also deferred all cash fees and stock awards earned subsequent to his election to participate in our Deferred Fee Plan on February 29, 2008.

       The Company only compensates non-employee directors for services provided as directors of the Company. Each non-employee director received $104,525 per year, to be paid in shares of the Company’s common stock on the last day of each January, April, July and October based on the prior business day’s closing share price of the Company’s common stock as reported on the New York Stock Exchange. Additionally, the Lead Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee received $25,000, $15,000, $10,000 and $7,500, respectively. In addition, Messrs. DeFosset and Gershenson, as new directors, each received a grant of 2,500 shares of common stock of the Company upon attending his respective first meeting of the Board of Directors.

       A Deferred Fee Plan was established by the Company for the benefit of its directors and their beneficiaries. A director may elect to defer all or part of his or her director’s fees to be earned in any calendar year by filing a deferred fee agreement with the Company no later than December 15 of the previous year. A director has the option to have deferred fees paid in cash, in shares of common stock or in a combination of cash and common stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director’s stock account is determined based on the market value of the common stock on the day the deferred director’s fees were earned. A director is entitled to receive the vested portion of the amounts credited to his or her deferred fee account or the earlier of a change of control or the time specified in such director’s fee agreement. The Deferred Fee Plan was amended by the Compensation Committee on May 30, 2008, for compliance purposes pursuant to Section 409A of the Internal Revenue Code of 1986.

       The following table sets forth fees deferred into shares of common stock by directors under the Deferred Fee Plan.

	Number of Shares Credited to
	Deferred Fee Account
Name	2008	Total
Don DeFosset	2,500	2,500
Dennis E. Gershenson	4,204	4,204
Richard B. Jennings	6,624	20,189
Robert C. Legler	7,035	24,490
Robert Martinez	6,483	23,236

Total	26,846	74,619

Code of Business Conduct

       Our directors, as well as our officers and employees, are also governed by our code of business conduct. Our code of business conduct is available both on our website at http://www.nnnreit.com and in print to any stockholder who requests it. Amendments to, or waivers from, a provision of the code of business conduct that applies to our directors, executive officers or employees will be posted to our website promptly following the date of the amendment or waiver.

Executive Officers

       Our executive officers are listed below.

Name	Position
Craig Macnab	Chief Executive Officer
Julian E. Whitehurst	President and Chief Operating Officer
Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Christopher P. Tessitore	Executive Vice President, General Counsel and Secretary
Paul E. Bayer	Executive Vice President

     The background of Messrs. Macnab and Habicht are described at “PROPOSAL I—ELECTION OF DIRECTORS—Nominees.”

     Julian E. Whitehurst, age 51, has served as President of the Company since May 2006 and as Chief Operating Officer of the Company since June 2004. He also previously served as Executive Vice President of the Company from February 2003 to May 2006, as Secretary of the Company from May 2003 to May 2006 and previously served as General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a partner at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. He is a member of ICSC and NAREIT and serves on the board of trustees of Lake Highland Preparatory School and on the board of directors of PRISM (Promoting Regional Improvement in Science and Math).

     Christopher P. Tessitore, age 41, has served as Executive Vice President of the Company since January 2007, as General Counsel since February 2006 and as Secretary since May 2006. He also previously served as Senior Vice President and Assistant General Counsel of the Company from 2005 to 2006. Prior to March 2005, Mr. Tessitore was a partner at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. Mr. Tessitore has served on the board of directors and executive committee of BETA Center, Inc. He is a member of ICSC, NAREIT, and the Association of Corporate Counsel.

     Paul E. Bayer, age 47, has served as Executive Vice President of the Company since January 2007. He also previously served as Senior Vice President of the Company from September 2005 to December 2006. From September 1999 through September 2005, he served as Vice President of Leasing of the Company.   Prior to September 1999, Mr. Bayer was a leasing agent at J. Donegan Company from 1994 through 1999. Mr. Bayer also previously served as a leasing agent for Combined Properties from 1992 until 1993 and as a marketing principal at Trammell Crow Company from 1988 until 1991. He is a member of ICSC.

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporated it by specific reference.

     Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available both on our website at http://www.nnnreit.com and in print to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee.

     Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), issues regarding accounting and auditing principles and practices and the adequacy of internal control over financial reporting that could significantly affect the Company’s financial statements.

     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

     AUDIT COMMITTEE

     Ted B. Lanier, Chairman
     Richard B. Jennings
     Robert Martinez

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Objectives of Compensation Program

     We believe our success is largely attributable to the talent and dedication of our employees (whom we refer to as associates) and to the management and leadership efforts of our executive officers. Our goal is to establish a compensation program that will attract and retain talented corporate officers, motivate them to perform to their fullest potential, and align their long-term interests with the interests of our stockholders.

     What Our Compensation Program is Designed to Reward and Other Policies

     We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Compensation Committee (for purposes of this discussion and analysis, the “Committee”) evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior executive officers and that compensation provided to our executive officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In making compensation decisions, the Committee considers the compensation practices and financial performance of REIT and other industry participants and from time to time receives assessments and advice regarding compensation practices from independent compensation consultants. In evaluating performance, the Committee considers quantitative and qualitative improvement in factors such as funds from operations (FFO) per share based metrics, capital structure, absolute and relative stockholder returns and individual performance and contribution to corporate goals and objectives. Additionally, the Committee makes a subjective assessment of our general performance, the executive officer’s contribution to our performance, the executive officer’s anticipated performance and contribution to our achievement of our long-term goals and the position, level and scope of the executive officer’s responsibility.

     We believe that our compensation for executive officers, which includes the use of restricted stock awards, results in a significant alignment of interest between these individuals and our stockholders. In addition, under our Corporate Governance Guidelines, within five years of becoming a Covered Person, as defined by the Compensation Committee, executive officers are strongly encouraged to own our common stock (including restricted stock) equal to a minimum of five times the annual base salary for CEO and three times their annual base salary for all other executive officers.

     Accounting and Tax Considerations

     We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the accounting impact that will be caused as a result of the compensation expense related to the Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct for federal income tax purposes non-performance based compensation paid to certain named executive officers in excess of $1.0 million per year. While we have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives, we consider the consequences of Section 162(m) and under our 2007 Performance Incentive Plan, a portion of our future restricted stock awards are intended to be performance-based grants which are exempt from the deduction limits of Section 162(m).

     Timing of Restricted Stock Awards

     Restricted stock awards to our executive officers are typically made annually in conjunction with the review of the individual performance of our executive officers. The review and the annual restricted stock awards typically occur at the regularly scheduled February meeting of the Committee. For corporate and accounting measurement purposes, the date of grant of the restricted stock awards is the date of the meeting or such later date as specified by the Committee. However, the number of shares of restricted stock granted is based on our closing stock price on the last trading day of the preceding fiscal year for which the restricted stock was earned.

     2008 Executive Compensation Components and How They Relate to Our Objectives

     For the fiscal year ended December 31, 2008, base salary, non-equity incentive compensation (in the form of a cash bonus) and equity incentive compensation (in the form of restricted stock) were the principal components of compensation for the named executive officers. Executives also receive certain benefits and other perquisites. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

     Base Salary

     Base salary is intended to provide executive officers with a base level of compensation that is comparable to the base salaries awarded by comparable companies, with the understanding that a significant portion of each executive’s total compensation will be incentive based. In 2005, the Committee undertook an extensive review of the compensation of our executive officers as compared to the compensation of executive officers of companies in our peer group (the “2005 Review”). In connection with the 2005 Review, the Committee, with the assistance of The Schonbraun McCann Group, LLC, an independent compensation consultant focusing on the REIT industry (“SMG”), determined that our peer group included Realty Income Corporation, Lexington Corporate Properties, Inc., Capital Automotive REIT, Entertainment Properties Trust, Equity One, Inc., Developers Diversified Realty Corporation and Regency Centers Corporation. The Committee was provided with a detailed analysis of the compensation of our executive officers as compared to the executive officers of companies in our peer group, with the overall strategy of benchmarking base salary comparable to the peer group. As a result of the 2005 Review, the Committee set base salaries for executive officers in 2005. The Committee expects to undertake similar peer group compensation reviews every two or three years. In 2007 the Committee retained Gressle & McGinley (“G&M”) to conduct a review of the compensation of our peers and compare them to the compensation paid to our executive officers. Pursuant to that review, in 2008, the Committee approved base salary increases for its executive officers as follows: 3.75% increase for Mr. Macnab; 14.09% increase for Mr. Whitehurst; 6.78% increase for Mr. Habicht; 14.71% increase for Mr. Tessitore; and 14.71% increase for Mr. Bayer.

     Non-Equity Incentive Compensation (Cash Bonuses)

     Bonus Plan. As described above, we believe that a significant portion of each executive officer’s total compensation should be provided in the form of incentive compensation. Thus, in consultation with G&M, in February 2008, the Committee approved a non-equity incentive compensation plan (the “Bonus Plan”) for executive officers. The bonus potential for executive officers under the Bonus Plan was based 75% upon our achievement of certain FFO per share based targets in 2008 (the “2008 Earnings Targets”), while 25% was based on individual performance as evaluated by the Committee, in the case of Mr. Macnab and as evaluated by Mr. Macnab, in the case of Messrs. Whitehurst, Habicht, Bayer, and Tessitore. The 2008 Earnings Targets were fixed by the Committee. FFO is generally considered by industry analysts and investors to be the most appropriate measure of performance of real estate investment companies. Total bonus potential for each of our executive officers in 2008 was based on the following percentages of their respective base salaries:

	Achievement of 2008 Earnings Targets (1)
	Threshold	Target	Maximum	Outperform
	Performance	Performance	Performance	Performance
Named Executive Officer
Craig Macnab	50%	100%	150%	200%

Julian E. Whitehurst	50%	100%	125%	150%

Kevin B. Habicht	50%	100%	125%	150%

Paul E. Bayer	50%	75%	100%	125%

Christopher P. Tessitore	50%	75%	100%	125%
__________________

(1)	An interpolation provision applied in the event that actual results in 2008 fell between any of the 2008 Earnings Targets.

In addition, the Committee reserved the right, in its sole discretion, to make further modifications to the Bonus Plan, to terminate the Bonus Plan or to elect not to make any awards under the Bonus Plan.

     Awards under Bonus Plan. In February 2009, the Committee met to consider awards to executive officers under the Bonus Plan. Based on the Company’s 2008 FFO per share of $1.99, and thus, achievement of the outperform 2008 Earnings Target, a review of Mr. Macnab’s performance in 2008 and a report from Mr. Macnab on the performance of the other executive officers in 2008, the Committee approved a cash bonus to Mr. Macnab equal to 200% of his base salary in 2008, a cash bonus to each of Messrs. Whitehurst and Habicht equal to 150% of such officer’s base salary in 2008, and a cash bonus to each of Messrs. Bayer and Tessitore equal to 125% of each of such officer’s base salary in 2008.

     The February 2009 bonus awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

     Equity Incentive Plan Compensation (Restricted Stock Awards)

     Restricted stock grants are intended to provide the named executive officers with a significant interest in the long-term performance of our stock. The Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, we believe that restricted stock provides a better incentive and alignment of interest than stock options. The Committee has determined that our desired compensation objectives are better achieved by awarding restricted stock that is earned based on achievement of specified financial performance targets.

     Restricted Stock Plan. Thus, in consultation with G&M, in November 2006, the Committee approved an equity incentive compensation plan (the “Restricted Stock Plan”) for executive officers. The Restricted Stock Plan provided for grants of restricted stock based on our achievement of the 2008 Earnings Targets. In addition, the Committee reserved the right, in its sole discretion, to make further modifications to the Restricted Stock Plan, to terminate the Restricted Stock Plan or to elect not to make any awards under the Restricted Stock Plan. The Restricted Stock Plan provides for a restricted stock grant potential for our executive officers in 2008 based on the percentages of their respective base salaries set forth on the chart set forth above under “Non-Equity Incentive Compensation (Cash Bonuses) - Bonus Plan.”

     The restricted stock will, if awarded, vest 20% per year over a five-year period. In addition, the executive officers would be entitled to receive dividends on unvested shares of retention restricted stock.

     Awards under Restricted Stock Plan. In February 2009, based on achievement of the outperform 2008 Earnings Target, pursuant to each of the components of the Restricted Stock Plan, the Committee approved grants of restricted stock to Mr. Macnab with a value equal to 400% of his base salary in 2008, grants of restricted stock to each of Messrs. Whitehurst and Habicht equal to 300% of such officer’s base salary in 2008 and grants of restricted stock to each of Messrs. Bayer and Tessitore equal to 250% of such officer’s base salary in 2008.

     Although the grant date of the restricted stock for corporate and accounting measurement purposes was February 9, 2009, the date of the Committee meeting at which the grants were approved, the number of shares of restricted stock granted was based on our closing stock price of $17.19 per share on December 31, 2008.

     Although the February 2009 stock grants were intended to reward our executive officers for 2008 performance, the February 2009 stock awards are not reflected in the Equity Compensation Tables below because there was no impact of these grants for FAS 123R reporting purposes on our consolidated financial statements for the year ended December 31, 2008. These grants will first be reflected in the Equity Compensation Tables included in our proxy statement for the 2010 annual meeting of stockholders.

     Benefits and Other Perquisites

     We provide benefits to our executive officers under the National Retail Properties, Inc. Retirement Plan. We do not sponsor a defined benefit pension plan for our executive officers or any other associates. Our executive officers are eligible to receive, on the same basis as other associates, employer matching contributions under the plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers.

     Our executive officers are also eligible to participate in the other employee benefit and welfare plans that the Company maintains on similar terms as associates who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

     We do not consider perquisites to be a principal component of our executive officers’ compensation. Costs attributed to the perquisites and other personal benefits afforded to the named executive officers for the fiscal year ended December 31, 2008, are shown in the “Other Compensation” column of the Summary Compensation Table below.

     We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

     New Employment Agreements

     Historically, because the employment agreements of most of our executive officers provided for automatic renewal, the Committee reviews the terms of the employment agreements periodically and before a renewal occurs to determine whether the terms of the agreements continue to further our goals.

     Effective December 1, 2008, primarily in order to expand the “cause” definition for purposes of termination for cause, the Company entered into new employment agreements with Messrs. Macnab, Whitehurst, Habicht, Tessitore and Bayer, effectively terminating each executive officer’s prior employment agreement with the Company. In each of the employment agreements, the definition of “cause” for purposes of termination for cause, was amended primarily to: (a) include fraud or any act of dishonesty to the list of prohibited criminal prohibited behavior on behalf of the executive, (b) include the requirement for disclosure of any conflicts of interest as a fiduciary duty of the executive, and (c) encompass both monetary and non-monetary impacts to determine whether any act by the executive materially injures the Company or any of its majority-owned subsidiaries. The Committee approved the employment agreements on November 10, 2008, and believes the change to the “cause” definition helps maintain industry best practices.

     Each of the employment agreements is subject to automatic successive two-year renewals unless one party provides written notice to the other party of non-renewal 180 days prior to the expiration date in the employment agreement. The expiration date in the employment agreement for each of the executive officers is as follows: (a) May 16, 2011, for Mr. Macnab; (b) August 17, 2011, for Messrs. Whitehurst and Habicht; and (c) January 2, 2011, for Messrs. Tessitore and Bayer. The initial base salary for each executive remained the same as what had been approved earlier in 2008 by the Committee. Each employment agreement continues to provide for participation in any bonus and equity incentive plans developed by the Company, benefits generally available to senior executives of the Company and other benefits, such as a monthly car allowance, long-term disability coverage and life insurance benefits.

     A description of the other terms of the employment agreements, including post-employment payments and triggers, can be found under “Potential Payments Upon Termination or Change of Control” below.

     We believe that the protections provided to our executive officers in their employment agreements, particularly the post-employment payments, should help us achieve our goal of retaining our executive officers and are a customary industry practice.

Executive Compensation Tables

     The following table shows total compensation paid or earned by the named executive officers for the fiscal years ended December 31, 2008 and 2007.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)	($) (1)	($)	($) (2)	($)	($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig Macnab
Chief Executive Officer	2008	$525,000	--	$804,978	--	$1,050,000	--	$12,597	$2,392,575
	2007	$506,000	--	$666,118	--	$1,012,000	--	$123,572	$2,307,690

Julian E. Whitehurst
President and Chief	2008	$340,000	--	$430,581	--	$510,000	--	$72,935	$1,353,516
Operating Officer	2007	$298,000	--	$407,736	--	$447,000	--	$25,013	$1,177,749

Kevin B. Habicht
Executive Vice	2008	$315,000	--	$370,391	--	$472,500	--	$12,597	$1,170,488
President, Chief	2007	$295,000	--	$309,453	--	$442,500	--	$25,225	$1,072,178
Financial Officer,
Assistant Secretary &
Treasurer

Paul E. Bayer
Executive Vice	2008	$195,000	--	$119,816	--	$243,750	--	$37,089	$595,655
President	2007	$170,000	--	$77,709	--	$204,000	--	$28,930	$480,639

Christopher P. Tessitore
Executive Vice	2008	$195,000	--	$117,315	--	$243,750	--	$29,491	$585,556
President, Secretary	2007	$170,000	--	$68,641	--	$204,000	--	$12,404	$455,045
____________________

(1)	The amounts in column (e) represent the expense recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No 123 (revised 2004) Share- Based Payment (FAS 123R). Our calculations in accordance with FAS 123R were made with the assumptions and other criteria, as set forth in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards Table below as well as awards granted in previous years for which we recognized expense in 2008 and 2007, respectively.
(2)	The amounts in column (g) represent the cash bonuses awarded to the named executive officers, which are discussed on pages 11-12 under “Compensation Discussion and Analysis - 2008 Executive Compensation Components and How They Relate to Our Objectives - Non-Equity Incentive Compensation (Cash Bonuses).”
(3)	The amounts in column (i) represent:

  reimbursement payments for taxes incurred in connection with the vesting of restricted stock awards during 2008 and 2007 ($0 and $114,750, respectively, for Mr. Macnab, $60,338 and $16,191, respectively, for Mr. Whitehurst, $0 and $16,403, respectively, for Mr. Habicht, $24,587 and $18,819, respectively, for Mr. Bayer, and $16,989 and $2,754, respectively, for Mr. Tessitore);
  the Company's contribution to the Company's 401(k) plan on behalf of each of the named executive officers in an amount of $12,300 in 2008 and $8,250 in 2007; and
  life insurance premiums paid by the Company with respect to life insurance for the benefit of the named executive officers during 2008 and 2007 ($297 for both years for each of Messrs. Macnab, Whitehurst, and Habicht, and $232 and $202, respectively, for each Messrs. Bayer and Tessitore).

       The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers of the Company during or for the fiscal year ended December 31, 2008.

Grants of Plan-Based Award

									All Other Option
									Awards:	Exercise
								All Other	Number of	or Base	Grant Date
								Stock Awards:	Securities	Price of	Fair Value
								Number of	Underlying	Option	of Stock
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of Stock	Options	Awards	and Option
Name	Grant Date	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			or Units (#)	(#)	($/Sh)	Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Craig Macnab	02/12/08 (2)	--	--	--	21,642	43,285	--	--	--	--	$346,063
	02/12/08 (3)	--	--	--	--	43,285	--	--	--	--	$944,479
		$262,500	$525,000	$1,050,000	--	--	--	--	--	--	--
Julian E.	02/12/08 (2)	--	--	--	9,559	19,119	--	--	--	--	$152,856
Whitehurst	02/12/08 (3)	--	--	--	--	19,119	--	--	--	--	$417,177
		$170,000	$340,000	$510,000	--	--	--	--	--	--	--
Kevin B. Habicht	02/12/08 (2)	--	--	--	9,463	18,926	--	--	--	--	$151,313
	02/12/08 (3)	--	--	--	--	18,926	--	--	--	--	$412,965
		$157,500	$315,000	$472,500	--	--	--	--	--	--	--
Paul E. Bayer	02/12/08 (2)	--	--	--	--	--	--	2,600	--	--	$56,732
	02/12/08 (3)	--	--	--	--	8,725	--	--	--	--	$190,380
		$97,500	$195,000	$243,750	--	--	--	--	--	--	--
Christopher P.	02/12/08 (2)	--	--	--	--	--	--	2,600	--	--	$56,732
Tessitore	02/12/08 (3)	--	--	--	--	8,725	--	--	--	--	$190,380
		$97,500	$195,000	$243,750	--	--	--	--	--	--	--
____________________

(1)	The amounts shown in columns (c)-(e) reflect the bonus potential under the Bonus Plan. The actual bonus amounts earned by each named executive officer in 2008 are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. For a detailed discussion of the Bonus Plan, see “Compensation Discussion and Analysis - 2008 Executive Compensation Components and How They Relate to Our Objectives - Non-Equity Incentive Compensation (Cash Bonuses)” above.
(2)	The amounts shown in columns (i) and (j) reflect the performance restricted stock issued under our Restricted Stock Plan in 2008. The performance restricted stock was issued because of the Company’s achievement of its 2007 earnings targets. The performance restricted stock issued in 2008 will fully vest (as shown in column (g)) as follows:

•  if we have satisfied a cumulative total return target during the period beginning January 1, 2008, and ending after January 1, 2010, and before January 1, 2013, or
•  if we have achieved an annual FFO per share based target at December 31, 2010, 2011, or 2012.

In addition, the awards would 50% vest upon the achievement of a lower set of annualized total return and FFO per share targets. On January 1, 2013, an interpolated number of shares of performance restricted stock will vest if we have achieved the 50% vesting targets, but not the 100% vesting targets. For a detailed discussion of the Restricted Stock Plan, see “Compensation Discussion and Analysis - 2008 Executive Compensation Components and How They Relate to Our Objectives - Equity Incentive Compensation (Restricted Stock Awards)” above.
(3)	The amounts shown in column (g) reflect the retention restricted stock issued under our Restricted Stock Plan in 2008. The retention restricted stock was issued because of the Company’s achievement of its 2008 earnings targets. These shares vest 20% per year over a five-year period.

The following table sets forth certain information with respect to equity awards outstanding as of December 31, 2008 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive Plan					Number of	Payout
	Number		Awards:					Unearned	Value of
	of	Number of	Number of			Number of		Shares,	Unearned
	Securities	Securities	Securities			Shares or	Market Value	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	of Shares or	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig Macnab	--	--	--	--	--	98,790 (1)	$1,698,200	8,062 (4)	$138,585
								85,701 (5)	$1,473,200

Julian E. Whitehurst	--	--	--	--	--	54,201 (2)	$931,715	3,624 (4)	$62,296
								37,846 (5)	$650,572

Kevin B. Habicht	--	--	--	--	--	46,408 (3)	$797,760	3,624 (4)	$62,296
								37,279 (5)	$640,826

Paul E. Bayer	--	--	--	--	--	19,928 (6)	$342,562	--	--

Christopher P.	--	--	--	--	--	22,189 (7)	$381,429	--	--
Tessitore
____________________

(1)	The restricted shares vest as follows: 27,926 in 2009; 27,927 in 2010; 17,140 in 2011; 17,140 in 2012; and 8,657 in 2013.
(2)	The restricted shares vest as follows: 16,554 in 2009; 16,542 in 2010; 9,712 in 2011; 7,569 in 2012; and 3,824 in 2013.
(3)	The restricted shares vest as follows: 12,913 in 2009; 14,798 in 2010; 7,456 in 2011, 7,456 in 2012; and 3,785 in 2013.
(4)	The restricted shares vest 20% annually from 2009 through 2010 provided that the Company meets certain total shareholder return thresholds.
(5)	The amounts shown in columns (i) and (j) reflect the performance restricted stock issued under our Restricted Stock Plan in 2008 and 2007. The performance restricted stock was issued because of the Company’s achievement of its 2008 and 2007 earnings targets, respectively. The performance restricted stock issued in 2008 and 2007 will fully vest (as shown in column (g)) as follows:

•  if we have satisfied a cumulative total return target during the period beginning January 1, 2008, for the restricted stock issued in 2008 and January 1, 2007 for the restricted stock issued in 2007, and ending after January 1, 2010, and before January 1, 2013, for the restricted stock issued in 2008 and after January 1, 2009, and before January 1, 2012, for the restricted stock issued in 2007, or

• if we have achieved an annual FFO per share based target at December 31, 2010, 2011, or 2012, for the restricted stock issued in 2008 or at December 31, 2009, 2010, or 2011 for the restricted stock issued in 2007.
In addition, the awards would 50% vest upon the achievement of a lower set of annualized total return and FFO per share targets. On January 1, 2013 for the restricted stock issued in 2008 and on January 1, 2012, for the restricted stock issued in 2007, an interpolated number of shares of performance restricted stock will vest if we have achieved the 50% vesting targets, but not the 100% vesting targets. For a detailed discussion of the Restricted Stock Plan, see “Compensation Discussion and Analysis - 2008 Executive Compensation Components and How They Relate to Our Objectives - Equity Incentive Compensation (Restricted Stock Awards)” above.
(6)	The restricted shares vest as follows: 5,796 in 2009; 4,995 in 2010; 4,296 in 2011; 3,096 in 2012; and 1,745 in 2013.
(7)	The restricted shares vest as follows: 5,412 in 2009; 5,410 in 2010; 5,412 in 2011; 4,210 in 2012; and 1,745 in 2013.

       The following table sets forth certain information with respect to exercised stock options and vested restricted stock of the named executive officers during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Craig Macnab	--	--	23,299	$544,730
Julian E. Whitehurst	--	--	23,541	$550,389
Kevin B. Habicht	23,000	$272,205	10,942	$255,824
Paul E. Bayer	--	--	6,451	$146,768
Christopher P. Tessitore	--	--	6,265	$142,420

Potential Payments Upon Termination or Change of Control

       Effective December 1, 2008, the Company entered into new employment agreements with Messrs. Macnab, Whitehurst, Habicht, Bayer and Tessitore. Messrs. Macnab, Habicht, Whitehurst, Bayer, and Tessitore are collectively referred to herein as the “Executives” and each, an “Executive.” Each agreement contains severance provisions that provide for payment to the Executive upon the occurrence of certain events, including death or disability, termination by the Company for “cause” or by the Executive without “good reason,” termination by the Company without “cause” or by the Executive with “good reason,” and termination upon expiration of the employment agreement. In the event the Executive is unable to perform his job duties due to death or disability, the agreement provides for payment of his accrued salary, a prorated performance bonus and, for a period of one year following termination of the agreement due to death, health benefits under the Company’s health plans and programs to the Executive’s dependents. In the event the Executive is terminated by the Company for “cause” or the Executive terminates the agreement without “good reason,” the Executive is entitled to his accrued salary and benefits prior to the date of termination.

       The agreement also contains severance provisions that call for payment to the Executive of the following amounts in the event that he is terminated without “cause” or he resigns for “good reason”:

  accrued and unpaid salary through the date of termination;

  a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective annual salary;

  a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective average bonus for the last three years of employment under the agreement;

  immediate vesting of his restricted stock awards, stock options and other equity awards;

  for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

  in the event of such a termination upon or after a “change of control,” a prorated annual bonus at the target level for the year in which termination occurred.

       In the event that the employment agreement naturally terminates at the end of its term because the Company elects not to renew, the Executive will be entitled to the following severance payments:

  accrued and unpaid salary through the date of termination;

  a cash payment equal to 200% of his annual salary if the non-renewal is at the end of the initial term and 100% of his annual salary if the non-renewal is at the end of any subsequent renewal term;

  if the non-renewal is at the end of the initial term, immediate vesting of his restricted stock awards, stock options and other equity awards that are exclusively time-based vesting;

  for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

  a prorated annual bonus at the target level for the year in which termination occurred.

       In addition to the foregoing payments, each Executive shall be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties.

       “Cause” is defined in each Executive’s agreement as the Executive’s:

  conviction of (or pleading nolo contendere to) an indictment or information that is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment of information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;

  the continued failure by Executive substantially to perform his duties or to carry out the lawful written directives of the Board of Directors;

  material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or

  material breach of the non-competition and confidentiality clauses set forth in his employment agreement.

       “Good reason” is defined in each agreement, unless otherwise consented to by Executive, as:

  a material reduction in Executive’s position, authority, duties or responsibilities;

  a reduction in the annual salary of Executive;

  the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;

  the Company’s material breach of his employment agreement;

  the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform his employment agreement; or

  with respect to Mr. Macnab, a change in Executive’s reporting responsibilities such that he is no longer reporting directly to the Board of Directors.

       “Change of control,” as defined in each agreement, means:

  a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company's then total outstanding voting securities, provided, however, that in no event shall a change of control for purposes of each agreement be deemed to have arisen merely by virtue of a “person” or “group” having become a direct or indirect owner of Company securities (such that a change of control would otherwise have been deemed to have occurred), if the Executive is a member of such person or group; or

  the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

       The amount of compensation payable to each Executive upon any termination is shown below. All estimates are based on an assumed termination date of December 31, 2008. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Termination Upon Death or Disability

			Early Vesting of
Name	Salary (1)	Bonus	Stock Awards	Other (2)	Total
Craig Macnab	$87,500	$525,000	$1,698,200	$10,575	$2,321,275
Julian E. Whitehurst	$56,667	$340,000	$931,715	$10,084	$1,338,466
Kevin B. Habicht	$52,500	$315,000	$797,753	$10,084	$1,175,337
Paul E. Bayer	$32,500	$146,250	$342,562	$10,084	$531,396
Christopher P. Tessitore	$32,500	$146,250	$381,428	$10,084	$570,262
____________________

(1)	Payable in the case of death only and represents payment of two months of the Executive’s salary.
(2)	Represents payment of health benefits for spouse and dependents of Executive for one year following the event of death.

Termination by the Company without Cause; Termination by Executive for Good Reason

		Early Vesting of		Change of Control
Name	Severance Amount	Stock Awards	Other (4)	Payment (5)	Total
Craig Macnab	$4,610,440 (1)	$3,309,986	$10,575	$525,000	$8,456,001

Julian E. Whitehurst	$2,030,650 (2)	$1,644,584	$10,084	$340,000	$4,025,318

Kevin B. Habicht	$1,901,000 (2)	$1,500,876	$10,084	$315,000	$3,726,960

Paul E. Bayer	$837,750 (3)	$342,562	$10,084	$146, 250	$1,336,646

Christopher P. Tessitore	$837,750 (3)	$381,429	$10,084	$146, 250	$1,375,513
____________________

(1)	Represents a cash payment of 300% of annual salary payable in equal installments over a 12 month period, provided that if Mr. Macnab is terminated following a “change of control” the amount is payable in one lump sum no more than ten days following delivery of the release and a cash payment of 300% of Mr. Macnab’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12 month period, provided that if Mr. Macnab is terminated following a change of control the amount is payable in one lump sum no more than ten days following delivery of a release.
(2)	Represents a cash payment of 250% of annual salary payable in equal installments over a 12 month period, provided that if Mr. Habicht or Mr. Whitehurst is terminated following a “change of control” the amount is payable in one lump sum no more than ten days following delivery of the release and a cash payment of 250% of Mr. Habicht’s and Mr. Whitehurst’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12 month period, provided that if Mr. Habicht or Mr. Whitehurst is terminated following a change of control the amount is payable in one lump sum no more than ten days following delivery of a release.
(3)	Represents a cash payment of 200% of annual salary payable in equal installments over a 12 month period, provided that if Mr. Bayer or Mr. Tessitore is terminated following a “change of control” the amount is payable in one lump sum no more than ten days following delivery of the release and a cash payment of 200% of Mr. Bayer’s and Mr. Tessitore’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12 month period, provided that if Mr. Bayer or Tessitore is terminated following a change of control the amount is payable in one lump sum no more than ten days following delivery of a release.
(4)	Represents payment of health benefits, health plans and other perquisites.
(5)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable if the Executive is terminated upon or following a change of control.

Termination upon Expiration of the Employment Agreement

	Severance	Early Vesting of
Name	Amount (1)	Stock Awards	Other (2)	Bonus (3)	Total
Craig Macnab	$1,050,000	$1,698,200	$10,575	$525,000	$3,283,775
Julian E. Whitehurst	$680,000	$931,715	$10,084	$340,000	$1,961,799
Kevin B. Habicht	$630,000	$797,753	$10,084	$315,000	$1,752,837
Paul E. Bayer	$390,000	$342,562	$10,084	$146,250	$888,896
Christopher P. Tessitore	$390,000	$381,428	$10,084	$146,250	$927,762
____________________

(1)	Represents cash payment of 200% of annual salary payable in equal installments over a 12 month period.
(2)	Represents payment of health benefits, health plans and other perquisites for one year following termination.
(3)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination.

COMPENSATION COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company incorporated it by specific reference.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, both filed with the SEC.

COMPENSATION COMMITTEE

Robert C. Legler, Chairman
Dennis E. Gershenson
Robert Martinez

PROPOSAL II

PROPOSAL TO RATIFY
ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2009, to review quarterly interim results and to perform other appropriate accounting services. We are requesting ratification of such appointment by the stockholders.

     Ernst & Young LLP has acted as our independent registered public accounting firm for our two most recent fiscal years and our Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. In the event that the stockholders do not ratify this appointment by the requisite vote, the Audit Committee will reconsider its appointment of Ernst & Young LLP.

     A representative of Ernst & Young LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

     Fiscal 2008 and 2007 Audit Firm Summary. During the fiscal years ended December 31, 2008 and 2007, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year 2008	Fiscal Year 2007
Audit Fees (1)	$686,509	$939,214
Audit Related Fees (2)	--	--
Total Audit and Audit Related Fees	686,509	939,214
Tax Fees	21,710	17,295
All Other Fees	--	--
Total Fees	$708,219	$956,509
____________________

(1)	Audit fees include the audit fee and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC (including those related to securities offerings).
(2)	Audit related fees consist of fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
(3)	Tax fees consist of fees for tax compliance services.

       Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

       Prior to engagement of the independent accountants for the next year's audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the services described above in the captions Audit Fees, Audit Related Fees and Tax Fees.

       Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

       For the fiscal years ended December 31, 2008 and 2007, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees and Tax Fees. For the fiscal year ended December 31, 2008, no hours expended on Ernst & Young LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Ernst & Young LLP.

       Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

SECURITY OWNERSHIP

     The following table sets forth, as of February 17, 2009 (except as described in the footnotes), the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company’s Common Stock, by each director and nominee, by each of the persons named in the Summary Compensation Table under “Executive Compensation,” above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
Bank of New York Mellon Corp.(1)	4,052,051		5.17%
One Wall Street, 31st Floor
New York, NY 10286
Barclays Global Investors, NA	6,389,795		8.15%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd.
Barclays Global Investors Japan Limited(2)
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-0012 Japan
The Vanguard Group, Inc.(3)	6,257,261		7.98%
100 Vanguard Blvd.
Malvern, PA 19355
Paul E. Bayer(5)	64,511	(6)	*(17)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Don DeFosset(4)	4,443	(7)	*(17)
4221 West Boy Scout Blvd., Suite 1000
Tampa, FL 33607
Dennis E. Gershenson(4)	8,751	(8)	*(17)
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
Kevin B. Habicht(4)(5)	308,772	(9)	*(17)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Richard B. Jennings(4)	39,004	(10)	*(17)
845 Third Avenue, 6th Floor
New York, NY 10022
Ted B. Lanier(4)	69,376	(11)	*(17)
1818 Windmill Drive
Sanford, NC 27330
Robert C. Legler(4)	46,103	(12)	*(17)
946 Painted Bunting Way
Vero Beach, FL 32963
Craig Macnab(4)(5)	423,785	(13)	*(17)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Robert Martinez(4)	33,878	(14)	*(17)
100 North Tampa Street, Suite 4100
Tampa, FL 33602
Christopher P. Tessitore(5)	43,459	(15)	*(17)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Julian E. Whitehurst(5)	225,095	(16)	*(17)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
All directors and executive officers as a group (11 persons)	1,267,177	(6)	1.60%
	(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)
____________________

(1)	This information is based solely on a Schedule 13G filed with the SEC on February 17, 2009, in which it was reported that as of December 31, 2008, the beneficial owner had sole or shared power to vote or direct the voting of a combined 3,976,010 shares and the sole shared power to dispose of 4,051,978 shares.
(2)	This information is based solely on a Schedule 13G filed with the SEC on February 5, 2009, in which it was reported that as of December 31, 2008, the various entities noted above had sole power to vote or direct the voting of a combined 5,278,513 shares, and the sole power to dispose or to direct the disposition of a combined 6,389,795 shares. According to the Schedule 13G filing, these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.
(3)	This information is based solely on a Schedule 13G filed with the SEC on February 13, 2009, in which it was reported that as of December 31, 2008, the beneficial owner had sole power to vote or direct the voting of a combined 107,260 shares and the sole power to dispose of 6,257,261 shares.

(4)	A director of the Company.
(5)	An executive officer of the Company.
(6)	Includes 35,402 restricted shares for which Mr. Bayer has sole voting power.
(7)	Includes 4,443 phantom shares credited under the Deferred Fee Plan for Directors.
(8)	Includes 6,251 phantom shares credited under the Deferred Fee Plan for Directors.
(9)	Includes 115,628 restricted shares, 74,725 for which Mr. Habicht holds sole voting power and 40,903 for which Mr. Habicht has no voting power.
(10)	Includes 7,500 shares subject to currently exercisable options and 22,754 phantom shares credited under the Deferred Fee Plan for Directors.
(11)	Includes 14,000 shares held by Mr. Lanier’s spouse, 10,000 shares subject to currently exercisable options and 5,000 shares held in a trust in which Mr. Lanier is the sole Trustee and for which Mr. Lanier disclaims any beneficial ownership.
(12)	Includes 2,400 shares held by Mr. Legler’s spouse, 2,500 shares subject to currently exercisable options, 2,500 shares held in trust in which Mr. Legler is the sole Trustee and for which Mr. Legler disclaims any beneficial ownership and 27,203 phantom shares credited under the Deferred Fee Plan for Directors.
(13)	Includes 256,250 restricted shares, 162,487 for which Mr. Macnab has sole voting power and 93,762 for which Mr. Macnab has no voting power.
(14)	Includes 6,125 shares held in trust in which Mr. Martinez is the sole Trustee and for which Mr. Martinez disclaims any beneficial ownership and 25,753 phantom shares credited under the Deferred Fee Plan for Directors.
(15)	Includes 38,047 restricted shares for which Mr. Tessitore has sole voting power.
(16)	Includes 123,620 restricted shares, 82,150 for which Mr. Whitehurst has sole voting power and 41,470 for which Mr. Whitehurst has no voting power.
(17)	Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year and other information known to the Company, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions filed during fiscal year 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. The Audit Committee has adopted a written policy governing transactions with related parties. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed Proxy will vote thereon as he or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2010 must be received at the Company’s office at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, no later than December 3, 2009.

     Stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so by notice delivered to the Secretary of the Company. The proxy for the 2010 annual meeting will grant discretionary authority to vote with regard to nominations and proposals unless (a) notice is received by December 3, 2009, and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met. The Company requests that such stockholder notice set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors under the proxy rules of the SEC; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the class or series and number of shares of stock of the Company which are owned beneficially and of record by such stockholder, and (iii) the date(s) upon which the stockholder acquired ownership of such shares.

ANNUAL REPORT

     A copy of the 2008 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge by writing to Christopher P. Tessitore, Secretary, National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

NATIONAL RETAIL PROPERTIES, INC.
450 SOUTH ORANGE AVENUE, SUITE 900
ORLANDO, FL 32801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FURTHER SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by National Retail Properties, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to National Retail Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK.	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL RETAIL PROPERTIES, INC.

Vote on Directors

1.	To elect eight directors to serve until the next annual meeting of stockholders or until their successors shall have been elected or qualified.

	01) Don DeFosset	05) Ted B. Lanier
	02) Dennis E. Gershenson	06) Robert C. Legler
	03) Kevin B. Habicht	07) Craig Macnab
	04) Richard B. Jennings	08) Robert Martinez

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
|_|	|_|	|_|

Vote On Proposals		For	Against	Abstain

2.	To ratify the selection of the independent registered public accounting firm for 2009.	|_|	|_|	|_|

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.	|_|	|_|	|_|

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the meeting and all adjournments and postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

NATIONAL RETAIL PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig Macnab, Kevin B. Habicht, and Christopher P. Tessitore, and either of them, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of common stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the annual meeting (including all adjournments thereof) of stockholders of National Retail Properties, Inc. (the “Meeting”) to be held on May 15, 2009, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the shares represented by this Proxy will be voted FOR the proposals. In addition, the proxies may vote in their discretion on such other matters as may properly come before this Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF NATIONAL RETAIL PROPERTIES, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.